Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 27, 2019

Contact:	John Van Orden, CFO
(973) 467-2200
villageinvestorrelations@wakefern.com
Springfield, New Jersey – October 3, 2019 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 27, 2019.
Net income was $6,729,000 in the fourth quarter of fiscal 2019 compared to $6,011,000 in the fourth quarter of fiscal 2018. The fourth quarter of fiscal 2019 includes a tax benefit of $777,000 related to the favorable settlement of a tax audit with the New Jersey Division of Taxation. Fiscal 2018 includes an $822,000 (net of tax) non-recurring credit accrued related to multi-employer pension benefits, $671,000 (net of tax) in non-recurring assessments from Wakefern and $551,000 (net of tax) in pre-opening costs related to the Bronx, New York City store. Excluding these items from both periods, net income decreased 7% in fiscal 2019 compared to the prior year primarily due to increased operating and administrative expenses partially offset by the favorable impact of the Tax Act.

Sales were $418,366,000 in the fourth quarter of fiscal 2019 compared to $413,999,000 in the fourth quarter of fiscal 2018. Sales increased due to the opening of the Bronx, New York City store on June 28, 2018 and the acquisition of Gourmet Garage on June 24, 2019 partially offset by a decrease in same store sales of 0.9%. Same store sales decreased due primarily to three competitor store openings. Village acquired the assets and certain liabilities of Gourmet Garage for $5,267,000. Gourmet Garage operates three small format specialty markets in Manhattan, New York City. New stores and replacement stores are included in same store sales in the quarter after the store has been in operation for four full quarters.  Store renovations and expansions are included in same store sales immediately.

Gross profit as a percentage of sales increased to 27.79% in the fourth quarter of fiscal 2019 compared to 27.76% in the fourth quarter of fiscal 2018. Gross profit increased due primarily to increased patronage dividends and other rebates from Wakefern (.06%), lower promotional spending (.06%), more favorable product mix (.05%) partially offset by decreased departmental gross margin percentages (.14%).

Operating and administrative expense as a percentage of sales increased to 24.16% in the fourth quarter of fiscal 2019 compared to 24.01% in the fourth quarter of fiscal 2018. The fourth quarter of fiscal 2018 included non-recurring assessments from Wakefern (.24%), pre-opening costs related to the Bronx, NY store (.20%) and credits received related to multi-employer pension benefits (.30%). Excluding these items, operating and administrative expense as a percentage of sales increased .29% in the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018 due primarily to increased payroll costs (.43%) and higher self-insured workers compensation claim costs (.22%) partially offset by decreased legal and consulting fees (.26%) and lower non-union pension expense (.18%). Payroll costs increased due primarily to reduced operating leverage as a result of the decrease in same store sales, increased investments in training, operational proficiency and other strategic initiatives.
Net income was $25,539,000 in fiscal 2019 compared to $25,080,000 in fiscal 2018.  Fiscal 2019 includes a $290,000 (net of tax) gain for Superstorm Sandy insurance proceeds received and a tax benefit of $777,000 related to the favorable settlement of a tax audit with the New Jersey Division of Taxation. Fiscal 2018 includes a $3,300,000 reduction in deferred tax expense as a result of the Tax Act, an $822,000 (net of tax) non-recurring credit accrued related to multi-employer pension benefits, $877,000 (net of tax) in non-recurring assessments from Wakefern and $695,000 (net of tax) in pre-opening costs related to the Bronx, New York City store. Excluding these items from both periods, net income increased 9% in fiscal 2019 compared to the prior year primarily due to higher gross profit margins and the favorable impact of the Tax Act.

Sales were $1,643,502,000 in fiscal 2019 compared to $1,615,045,000 in fiscal 2018. Sales increased due to the opening of the Bronx, New York City store on June 28, 2018 and the acquisition of Gourmet Garage on June 24, 2019 partially offset by a same store sales decrease of 0.5%. Same store sales decreased due primarily to the impact of three competitor store openings partially offset by continued sales growth in recently replaced and remodeled stores. New stores and replacement stores are included in same store sales in the quarter after the store has been in operation for four full quarters.  Store renovations and expansions are included in same store sales immediately.

Gross profit as a percentage of sales of 27.79% in fiscal 2019 increased .36% compared to fiscal 2018. Gross profit increased due primarily to increased patronage dividends and other rebates from Wakefern (.11%), lower promotional spending (.10%), more favorable product mix (.06%) and increased departmental gross margin percentages (.09%).

Exhibit 99.1

Operating and administrative expense as a percentage of sales increased to 24.02% in fiscal 2019 compared to 23.81% in fiscal 2018. Fiscal 2019 includes a gain for Superstorm Sandy insurance proceeds received (.03%) and fiscal 2018 included non-recurring assessments from Wakefern (.08%), pre-opening costs related to the Bronx, NY store (.06%) and credits received related to multi-employer pension benefits (.08%). Excluding these items, operating and administrative expense as a percentage of sales increased .30% in fiscal 2019 compared to fiscal 2018 due primarily to increased payroll and fringe benefit costs (.32%) and self-insured workers compensation claim costs (.08%) partially offset by decreased legal and consulting fees (.12%). Payroll costs increased due primarily to reduced operating leverage as a result of the decrease in same store sales, increased training costs and investments in operational proficiency and other strategic initiatives.

Village Super Market operates a chain of 30 supermarkets under the ShopRite name in New Jersey, Maryland, New York City and eastern Pennsylvania and three specialty markets under the Gourmet Garage name in New York City.

Forward Looking Statements
All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: economic conditions; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of changing energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; disruptions or changes in Wakefern's operations; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; and other factors detailed herein and in the Company’s filings with the SEC.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	July 27, 2019	July 28, 2018	July 27, 2019	July 28, 2018

Sales	$418,366	$413,999	$1,643,502	$1,615,045

Cost of sales	302,109	299,058	1,186,786	1,172,016

Gross profit	116,257	114,941	456,716	443,029

Operating and administrative expense	101,070	99,392	394,750	384,577

Depreciation and amortization	6,809	6,295	27,290	24,999

Operating income	8,378	9,254	34,676	33,453

Interest expense	(1,102)	(1,119)	(4,436)	(4,460)

Interest income	1,397	1,069	5,283	3,845

Income before income taxes	8,673	9,204	35,523	32,838

Income taxes	1,944	3,193	9,984	7,758

Net income	$6,729	$6,011	$25,539	$25,080

Net income per share:
Class A common stock:
Basic	$0.52	$0.47	$1.98	$1.95
Diluted	$0.47	$0.42	$1.77	$1.74

Class B common stock:
Basic	$0.34	$0.30	$1.29	$1.27
Diluted	$0.34	$0.30	$1.29	$1.27

Gross profit as a % of sales	27.79%	27.76%	27.79%	27.43%
Operating and administrative expense as a % of sales	24.16%	24.01%	24.02%	23.81%

(1) The Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” using the full retrospective approach in fiscal 2019. As a result of the adoption of the standard, $982 and $4,027 of certain other income streams, including commissions for gift card and lottery sales and service fees for ShopRite From Home, that were previously presented as a reduction in Operating expenses were reclassified to sales for the 13 and 52 week periods ended July 28, 2018, respectively. Additionally, $534 and $997 of pharmacy fees previously recorded as Cost of sales were reclassified as a reduction of sales for the 13 and 52 week periods ended July 28, 2018, respectively.